Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Stephen Swett or Brad Cohen
T: (203) 682-8200
E: shareholderrelations@ocwen.com
or
John V. Britti
Executive Vice President & Chief Financial Officer
T: (561) 682-7535
E: John.Britti@Ocwen.com

OCWEN FINANCIAL ANNOUNCES OPERATING RESULTS FOR FOURTH QUARTER AND FULL YEAR 2012

- Significantly Increases Earnings To $0.47 Per Share In the Fourth Quarter -

- Revenue Grows 70% to Record $845 million In 2012 -

- Full Year 2012 Earnings Per Share Rise 85% from Prior Year -

Atlanta, GA – (February 28, 2013) Ocwen Financial Corporation, **(NYSE:OCN),** a leading financial services holding company, today reported Net income of $65.2 million, or $0.47 per share, for the fourth quarter of 2012 compared to Net income of $9.7 million, or $0.08 per share, for the fourth quarter of 2011. The Company produced record Revenue of $236.4 million, up 51% from the fourth quarter of 2011. Income from operations grew in excess of 100% to $137.3 million for the fourth quarter of 2012 as compared to $66.1 million in the same period of 2011.

Ocwen's normalized pre-tax earnings were $83.3 million, a 56% increase over normalized pre-tax earnings in the fourth quarter of 2011. The adjustments in the fourth quarter of 2012 included: $2.2 million of transaction expenses, $3.1 million of losses on the sale of residual interests in securitization trusts and $1.5 in termination fees associated with the cancelling of an advance funding facility.

Full year Net income for 2012 was $180.8 million, or $1.31 per share, as compared to $78.3 million, or $0.71 per share, for 2011. Revenue in 2012 increased 70% from 2011 to a record $845.0 million.

Normalized pre-tax earnings for 2012 increased by 53% over 2011 from $188.8 million to $289.4 million. For more detail on normalizing items as well as prior earnings releases and SEC filings please refer to the "Shareholder Relations" section of our website at www.ocwen.com.

Bill Erbey, Ocwen's Chairman, stated, "Ocwen continues to produce strong cash-flows well in excess of book earnings. Ocwen generated adjusted cash-flow from operations of $220 million in the fourth quarter of 2012 and $719 million for the year. Moreover, we have significantly reduced our cost of capital as we have benefitted from the substantial improvement in our recent funding costs for both senior term debt and advance funding. These funding cost improvements should enhance our margins in 2013 and beyond."

"In addition to excellent growth opportunities in the near-term," continued Mr. Erbey, "Ocwen is well-positioned for the eventual recovery of the housing market, which should expand margins as delinquencies decline reducing interest expense on advances and operating cost on loss mitigation activities. Furthermore, our acquisitions have added key capabilities in originations and prime loan servicing.

Over the past 15 years, Ocwen has spent hundreds of millions of dollars in building core competitive advantages in technology and low-cost solutions. Over that time period, Ocwen has grown its servicing book of business each year by 22% or greater with the exception of 2004 and, during the depths of the credit crisis, 2007 and 2008 when we elected not to expand. Our longevity atop the independent servicing industry is a testament to our conservative risk posture, adaptability and laser focus on cash flow."

Fourth Quarter 2012 Business Highlights

- Generated Cash flow from operations of $381.7 million for a total of $1.8 billion for 2012. After eliminating the reduction of match funded debt, generated adjusted cash-flow from operations of $220 million in the fourth quarter of 2012 and $719 million for the year.

- Completed the merger that resulted in Homeward Residential Holdings ("Homeward") becoming a wholly owned subsidiary, adding $76.7 billion of UPB to our servicing portfolio.

- Boarded flow non-performing loan subservicing portfolios with UPB of $3.3 billion (approximately 11,200 loans) from a large bank.

- Completed 23,926 loan modifications, including Homeward's fourth quarter numbers. HAMP modifications accounted for 33% of completed modifications.

- As part of our asset-light strategy, completed a sale of $1.9 billion to Home Loan Servicing Solutions (HLSS) in December 2012 of rights to receive the servicing fees on approximately $34.6 billion of UPB and associated servicing advances. Utilized the sales proceeds to repay the match funded borrowing related to the sold advances, repay a portion of the Senior Secured Term Loan and fund a portion of the Homeward purchase price. Ocwen will continue to service the portfolio under a subservicing agreement with HLSS.

- Deferred servicing fees related to delinquent borrower payments not accrued on Ocwen's balance sheet amounted to $452.0 million at the end of 2012.

- Total effective tax rate of 14.6%, including 6.5 % that represents a one-time write-down of deferred tax assets, resulted in a normalized effective tax rate of 8.1%

Subsequent Events

On February 15, 2013 Ocwen completed the acquisition of certain assets of Residential Capital, LLC ("ResCap") in a Chapter 11 bankruptcy sale. The Company purchased UPB of $107.3 billion of mortgage servicing rights ("MSRs") to "private label," Freddie Mac and Ginnie Mae loans, $42.1 billion of master servicing agreements, and $25.9 billion of subservicing contracts. In addition, Ocwen assumed the subservicing on behalf of ResCap for approximately $91.4 billion of Fannie Mae loans and $31.5 billion of Freddie Mac loans.

The aggregate purchase price, which included $1.5 billion of related servicing advances, was approximately $2.1 billion, subject to post-closing adjustments. In addition, until certain consents and court approvals are obtained, Ocwen will subservice approximately $9.0 billion of "private label" loans on behalf of ResCap. When such consents and approvals are obtained, the Company will purchase those MSRs as well.

To finance the ResCap acquisition, Ocwen deployed approximately $840 million of net additional capital raised through the term loan market plus approximately $1.3 billion borrowed pursuant to three servicing advance facilities. Ocwen did not raise any additional equity capital to fund the ResCap acquisition.

"With the closing of Homeward and ResCap, Ocwen's servicing portfolio will have increased by 270% to almost $470 billion, excluding master servicing," said Ron Faris President and CEO. "The fifty-percent plus growth rate in revenue and earnings we have produced over the past two years should accelerate in the coming years as a result of these transactions. Moreover, we continue to build a robust pipeline of new opportunities that should result in additional growth in cash flow and earnings."

Mr. Faris continued, "In 2012, Ocwen and Homeward helped over 100,000 families that were in distress on their mortgages by providing sensible modifications. I am very proud of our employees, along with our partners in community groups and governmental organizations, who have made these results possible for our borrowers. Ocwen will continue to be a leader in finding innovative ways to help homeowners. As an example, we will soon roll out our Homeowner's One program that will provide families facing difficulties with unparalleled clarity and choice as they work with our home retention specialists."

About Ocwen Financial Corporation

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, is engaged in the servicing and origination of mortgage loans. Ocwen is headquartered in Atlanta, Georgia, and has additional offices and operations in California, Florida, Iowa, New Jersey, Pennsylvania, Texas, the United States Virgin Islands, Washington, DC, India and Uruguay. Utilizing proprietary technology, global infrastructure and world-class training and processes, we provide solutions that help homeowners and make our clients' loans worth more. Additional information is available at www.Ocwen.com.

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Webcast and Conference call

The Company will host a webcast and conference call on Thursday, February 28, 2013, at 11:00 A.M. Eastern Time to discuss its financial results for the fourth quarter and year end 2012.

The conference call will be webcast live over the internet from the Company's website at www.Ocwen.com, click on the "Shareholder" section. A replay of the conference call can also be accessed by dialing 1-402-220-6457 after 12:00 P.M. Eastern Time on Thursday, February 28, 2013, until 6:00 p.m. Eastern Time on Thursday, March 7, 2013.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, federal income tax rates, real estate market conditions and trends and the outcome of ongoing litigation as well as other risks detailed in Ocwen's reports and filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarters ended March 31, 2012,June 30, 2012 and September 30, 2012. The forward-looking statements speak only as of the date they are made and should not be relied upon. Ocwen undertakes no obligation to update or revise the forward-looking statements.

This news release contains references to "normalized" results and "adjusted cash flow from operations," which are non-GAAP performance measures. We believe these non-GAAP performance measures may provide additional meaningful comparisons between current results and results in prior periods. Non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

Residential Servicing Statistics (Dollars in thousands)

	At or for the three months ended				
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Total unpaid principal balance of loans and REO serviced	$ 203,665,716	$ 127,066,680	$127,873,224	$98,440,466	$ 102,199,222
Non-performing loans and REO serviced as a % of total UPB [(1)]	23.5%	23.6%	24.5%	25.6%	27.9%
Prepayment speed (average CPR)	14.9%	14.3%	15.5%	14.2%	14.1%

(1) Non-performing loans exclude those serviced under special servicing agreements where we have no obligation to advance.

Segment Results (Dollars in thousands) (UNAUDITED)

	Three months		Twelve months	
For the periods ended December 31,	2012	2011	2012	2011
Servicing				
Revenue	$ 233,941	$ 155,646	$ 840,648	$494,871
Operating expenses	91,773	86,539	344,333	231,238
Income from operations	142,168	69,107	496,315	263,633
Other expense, net	(58,941)	(43,646)	(221,952)	(127,753)
Income before income taxes	$ 83,227	$ 25,461	$ 274,363	$135,880
Lending				
Revenue	$ 141	$ —	$ 141	$ —
Operating expenses	409	—	409	—
Loss from operations	(268)	—	(268)	—
Other income, net	9	—	9	—
Loss before income taxes	$ (259)	$ —	$ (259)	$ —
Corporate Items and Other				
Revenue	$ 2,386	651	$ 5,122	$ 2,348
Operating expenses	7,008	3,471	19,667	8,971
Loss from operations	(4,622)	(2,820)	(14,545)	(6,623)
Other expense, net	(1,867)	(4,122)	(2,051)	(6,262)
Loss before income taxes	$ (6,489)	$ (6,942)	$ (16,596)	$ (12,885)
Corporate Eliminations				
Revenue	$ (93)	$ 328	$ (905)	$ (1,289)
Operating expenses	(93)	471	(484)	(625)
Loss from operations	—	(143)	(421)	(664)
Other income, net	—	143	421	664
Income (loss) before income taxes	$ —	$ —	$ —	$ —
Consolidated income before income taxes	$ 76,479	$ 18,519	$ 257,508	$122,995

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
(UNAUDITED)

For the periods ended December 31,	Three months 2012	Three months 2011	Twelve months 2012	Twelve months 2011
Revenue				
Servicing and subservicing fees	$ 225,972	$ 147,922	$ 804,425	$ 458,875
Process management fees	9,480	8,082	37,067	34,233
Other revenues	923	621	3,514	2,822
Total revenue	236,375	156,625	845,006	495,930
Operating expenses				
Compensation and benefits	31,795	40,737	122,341	99,844
Amortization of mortgage servicing rights	19,336	12,937	72,897	42,996
Servicing and origination	6,531	3,062	25,537	8,254
Technology and communications	13,363	11,843	45,362	33,617
Professional services	9,493	9,232	29,236	19,961
Occupancy and equipment	10,560	8,756	47,044	23,759
Other operating expenses	8,019	3,914	21,508	11,153
Total operating expenses	99,097	90,481	363,925	239,584
Income from operations	137,278	66,144	481,081	256,346
Other income (expense)				
Interest income	1,895	2,232	8,329	8,876
Interest expense	(59,795)	(45,756)	(223,455)	(132,770)
Gain (loss) on loans held for sale, net	176	(998)	(3,364)	(4,529)
Equity in earnings (loss) of unconsolidated entities	(20)	(56)	114	(746)
Other, net	(3,055)	(3,047)	(5,197)	(4,182)
Other expense, net	(60,799)	(47,625)	(223,573)	(133,351)
Income before income taxes	76,479	18,519	257,508	122,995
Income tax expense	11,138	8,864	76,585	44,672
Net income	65,341	9,655	180,923	78,323
Net loss attributable to non-controlling interest	—	(4)	—	8
Net Income attributable to Ocwen stockholders	65,341	9,651	180,923	78,331
Preferred stock dividends	(145)	—	(145)	—
Net income attributable to Ocwen common stockholders	$ 65,196	$ 9,651	$ 180,778	$ 78,331
Earnings per share attributable to Ocwen				
Basic	$ 0.48	$ 0.08	$ 1.35	$ 0.75
Diluted	$ 0.47	$ 0.08	$ 1.31	$ 0.71
Weighted average common shares outstanding				
Basic	135,191,178	115,185,458	133,912,643	104,507,055
Diluted	139,177,555	123,102,557	138,521,279	111,855,961

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(UNAUDITED)

	December 31, 2012	December 31, 2011
Assets		
Cash	$ 220,130	$ 144,234
Loans held for sale, at fair value	426,480	—
Advances	184,463	103,591
Match funded advances	3,049,244	3,629,911
Mortgage servicing rights, at amortized cost	676,712	293,152
Mortgage servicing rights, at fair value	85,213	—
Receivables, net	167,459	82,261
Deferred tax assets, net	92,136	107,968
Goodwill	371,083	70,240
Premises and equipment, net	37,536	7,350
Debt service accounts	88,748	115,867
Other assets	272,678	173,450
Total assets	$ 5,671,882	$ 4,728,024
Liabilities, Mezzanine Equity and Stockholders' Equity		
Liabilities		
Match funded liabilities	$ 2,532,745	$ 2,558,951
Lines of credit and other borrowings	1,096,679	540,369
Debt securities	—	82,554
Other liabilities	277,664	202,839
Total liabilities	3,907,088	3,384,713
Mezzanine Equity		
Preferred stock, 20,000,000 shares authorized:		
Series A Perpetual Convertible Preferred stock, $01 par value; 200,000 shares authorized; 162,000 shares issued and outstanding at December 31, 2012; redemption value $162,000 plus accrued and unpaid dividends	153,372	—
Stockholders' Equity		
Common stock, $.01 par value; 200,000,000 shares authorized; 135,637,932 and 129,899,288 shares issued and outstanding at December 31, 2012 and 2011, respectively	1,356	1,299
Additional paid-in capital	911,942	826,121
Retained earnings	704,565	523,787
Accumulated other comprehensive loss, net of income taxes	(6,441)	(7,896)
Total stockholders' equity	1,611,422	1,343,311
Total liabilities, mezzanine equity and stockholders' equity	$ 5,671,882	$ 4,728,024